                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Schedule 13G

                   Under the Securities Exchange Act of 1934


                           TEKNOWLEDGE CORPORATION
                           -----------------------
                               (Name of Issuer)


                   Common Stock, par value $0.01 per share
                   ---------------------------------------
                        (Title of Class of Securities)

                                   878919208
                                   ---------
                                (Cusip Number)

                                June 13, 2001
                      -----------------------------------
                     (Date of Event which Requires Filing
                              of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]   Rule 13d-1(b)

[X]   Rule 13d-1(c)

[_]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

---------------------------                          ---------------------------
  CUSIP No. 878919208                   13G                    Page 2
---------------------------                          ---------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.
      MARK J. HANNA

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          385,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          385,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      385,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

                                EXPLANATORY NOTE
                                ----------------

     This Schedule 13G is being filed by Mark J. Hanna (the "Reporting Person") pursuant to Rule 13d-1(c) of the Act and hereby amends the Schedule 13D previously filed by the Reporting Person on September 15, 1997. All share amounts in this Schedule 13G have been adjusted to give effect to the Issuer's 1-for-5 reverse stock split effected on December 22,1998.

Item 1.  (a)      Name of Issuer:
                  --------------

                  Teknowledge Corporation

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  1810 Embarcadero Road
                  Palo Alto, CA 94303

Item 2.  (a)      Name of Person Filing:
                  ---------------------

                  Mark J. Hanna

         (b)      Address of Principal Business Office or, if none, Residence:
                  -----------------------------------------------------------

                  3800 South Ocean Drive
                  Hollywood, FL 33019

         (c)      Citizenship:
                  -----------

                  USA

         (d)      Title of Class of Securities:
                  ----------------------------

                  Common Stock, par value $0.01 per share

         (e)      CUSIP Number:
                  ------------

                  878919208

Item 3.   If this statment is filed pursuant to (S).(S).240.13d-1(b) or 240.13d-
                                                 ------------------    --------
          2(b) or (c) , check whether the person filing is a:
          ----    ---

          (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
          (b)  [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
               78c).
          (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
          (d) [_] Investment company registered under section 8 of the Investment Company Act of1940 (15 U.S.C 80a-8).
          (e)  [_] An investment adviser in accordance with (S).240.13d-
                                                            -----------
               1(b)(1)(ii)(E);
               ---------------
          (f)  [_] An employee benefit plan or endowment fund in accordance with
               (S).240.13d-1(b)(1)(ii)(F);
               --------------------------
          (g)  [_] A parent holding company or control person in accordance with
               (S).240.13d-1(b)(1)(ii)(G) ;
               --------------------------
          (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
          (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
          (j)  [_] Group, in accordance with (S).240.13d-1(b)(1)(ii)(J).
                                             --------------------------

Item 4.   Ownership.
          ---------

          (a)  Amount beneficially owned:
               385,000 shares
          (b)  Percent of class:
               6.8% *
          (c)  Number of shares as to which the person has:
               (i)    Sole power to vote or to direct the vote
                      385,000 shares
               (ii)   Shared power to vote or to direct the vote
                      0
               (iii) Sole power to dispose or to direct the disposition of 385,000 shares
               (iv)   Shared power to dispose or to direct the disposition of
                      0

          * Based upon 5,690,835 shares issued and outstanding as of March 31, 2001 as reported on the Issuer's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001.

Item 5.   Ownership of Five Percent or Less of a Class.
          --------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
          ---------------------------------------------------------------

          N/A

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company or Control
          -------------------------------------------------------------------
          Person.
          ------

          N/A

Item 8.   Identification and Classification of Members of the Group.
          ---------------------------------------------------------

          N/A

Item 9.   Notice of Dissolution of Group.
          ------------------------------

          N/A

Item 10.  Certifications.
          --------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: June 13, 2001                              By: /s/ Mark J. Hanna
                                                      -------------------
                                                      Name: Mark J. Hanna